UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2003

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market @ The Landmark San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.	Other Events and Required FD Disclosure

To allow for incorporation into the Registrant’s Registration Statement on Form S-4, filed August 11, 2003 with the SEC, and into other applicable SEC filings, if any, attached are:

•	Report of KPMG LLP, Independent Auditors;
•	Report of PricewaterhouseCoopers LLP, Independent Auditors;
•	Consolidated Balance Sheets – April 27, 2003 and May 1, 2002;
•	Consolidated Statements of Income – Fiscal years ended April 27, 2003, May 1, 2002 and May 2, 2001;
•	Consolidated Statements of Stockholders’ Equity and Comprehensive Income – Fiscal year ended April 27, 2003;
•	Consolidated Statements of Cash Flows – Fiscal years ended April 27, 2003, May 1, 2002 and May 2, 2001; and
•	Notes to Consolidated Financial Statements.

The financial statements contained herein are the financial statements included in our 2003 Annual Report on Form 10-K filed on July 22, 2003, with the addition in Note 17 of the consolidating statements of cash flows for the years ended April 27, 2003, May 1, 2002 and May 2, 2001 as required in connection with our Registration Statement on Form S-4 filed August 11, 2003 with the SEC.

ITEM 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

REPORTS OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Del Monte Foods Company

We have audited the accompanying consolidated balance sheet of Del Monte Foods Company and subsidiaries as of April 27, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Del Monte Foods Company and subsidiaries as of April 27, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As more fully disclosed in Notes 3 and 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets on May 2, 2002.

/s/    KPMG LLP

June 6, 2003, except as to the first paragraph

    under “Legal Proceedings” of Note 13

    which is as of July 21, 2003 and the

    consolidating statement of cash flows for

    the fiscal year ended April 27, 2003 in

    Note 17 which is as of September 18, 2003

San Francisco, California

The Board of Directors and Stockholders

Del Monte Foods Company

In our opinion, the accompanying combined balance sheets and the related statements of income and of cash flows present fairly, in all material respects, the financial position of Del Monte Foods Company and subsidiaries (formerly known as SKF Foods Inc.) (the Company) at May 1, 2002 and May 2, 2001, and the results of their income and their cash flows for each of the two years in the period ended May 1, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

July 12, 2002 except for the information in Note 6, Note 9 and the consolidating balance sheets and consolidating statements of income included in Note 17 applicable to the years ended May 1, 2002 and May 2, 2001 as to which the date is July 17, 2003 and except for the consolidating statements of cash flows included in Note 17 applicable to the years ended May 1, 2002 and May 2, 2001 as to which the date is September 18, 2003

Pittsburgh, Pennsylvania

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)

	April 27, 2003	May 1, 2002
ASSETS
Current assets:
Cash and cash equivalents	$42.7	$0.5
Trade accounts receivable, net of allowances	222.4	195.6
Inventories	773.1	330.6
Deferred tax assets	16.4	5.1
Prepaid expenses and other current assets	84.8	46.9

TOTAL CURRENT ASSETS	1,139.4	578.7
Property, plant and equipment, net	873.5	337.1
Intangible assets, net	1,456.3	886.8
Other assets, net	75.7	32.7

TOTAL ASSETS	$3,544.9	$1,835.3

LIABILITIES, PARENT COMPANY’S INVESTMENT AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$432.4	$106.9
Short-term borrowings	0.6	—
Current portion of long-term debt	11.5	—

TOTAL CURRENT LIABILITIES	444.5	106.9
Long-term debt	1,635.3	—
Deferred tax liabilities	202.7	113.1
Other non-current liabilities	313.0	22.7

TOTAL LIABILITIES	2,595.5	242.7

Parent company’s investment	—	1,592.6

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500,000,000; issued and outstanding: 209,303,371 in 2003)	$2.1	$—
Notes receivable from stockholders	(0.4)	—
Additional paid-in capital	937.0	—
Accumulated other comprehensive loss	(9.6)	—
Retained earnings	20.3	—

TOTAL STOCKHOLDERS’ EQUITY	949.4	—

TOTAL LIABILITIES, PARENT COMPANY’S INVESTMENT AND STOCKHOLDERS’ EQUITY	$3,544.9	$1,835.3

See Accompanying Notes to Consolidated Financial Statements.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Fiscal Year
	2003	2002	2001
Net sales	$2,171.1	$1,817.0	$1,833.2
Cost of products sold	1,585.4	1,295.7	1,527.1
Selling, general and administrative expense	334.9	260.6	330.8

OPERATING INCOME (LOSS)	250.8	260.7	(24.7)

Interest expense	45.3	—	—
Other expense (income)	4.4	(1.2)	4.6

INCOME (LOSS) BEFORE INCOME TAXES	201.1	261.9	(29.3)

Provision for income taxes	67.6	81.9	6.9

NET INCOME (LOSS)	$133.5	$180.0	$(36.2)

Basic earnings per common share	$0.76	$1.15	$(0.23)

Diluted earnings per common share	$0.76	$1.15	$(0.23)

See Accompanying Notes to Consolidated Financial Statements.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(In millions, except share data)

	Common Stock		Notes Receivable from	Additional Paid-in	Accumulated Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Stockholders	Capital	Loss	Earnings	Equity
Balance at May 1, 2002	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	133.5	133.5
Other comprehensive loss:
Minimum pension liability adjustment (net of tax of $ 8.0)	—	—	—	—	(12.4)	—	(12.4)
Loss on cash flow hedging instruments (net of tax of $ 0.9)	—	—	—	—	(1.4)	—	(1.4)
Currency translation adjustment	—	—	—	—	4.2	—	4.2

Comprehensive income							123.9

Spin-off transaction	156,921,228	1.6	—	486.0	—	(113.2)	374.4
Merger	52,329,556	0.5	(0.4)	450.2	—	—	450.3
Issuance of shares	52,587	—	—	0.3	—	—	0.3
Restricted stock units and unearned compensation	—	—	—	0.5	—	—	0.5

Balance at April 27, 2003	209,303,371	$2.1	$(0.4)	$937.0	$(9.6)	$20.3	$949.4

See Accompanying Notes to Consolidated Financial Statements.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year
	2003	2002	2001
OPERATING ACTIVITIES:
Net income (loss)	$133.5	$180.0	$(36.2)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from early debt prepayment	2.0	—	—
Depreciation and amortization	50.5	58.9	79.6
Foreign currency losses	3.6	—	—
Provision for restructuring	—	5.5	339.3
Other non-cash items, net	11.3	(5.7)	(8.4)
Deferred taxes	30.4	42.9	(12.6)
Changes in operating assets and liabilities net of effects of Merger:
Trade accounts receivable	116.8	(18.9)	20.6
Inventories	211.8	20.6	82.6
Prepaid expenses and other current assets	(25.7)	8.8	11.4
Other assets, net	(5.8)	—	—
Accounts payable and accrued expenses	(50.7)	(84.7)	(192.7)
Other non-current liabilities	18.0	(9.0)	(2.8)

NET CASH PROVIDED BY OPERATING ACTIVITIES	495.7	198.4	280.8

INVESTING ACTIVITIES:
Capital expenditures	(197.2)	(19.5)	(52.3)
Net proceeds from sale or disposal of assets	2.0	1.4	78.9
Proceeds from divestitures	—	—	86.5
Net cash acquired in Merger	7.0	—	—
Other items, net	13.3	(2.1)	(5.4)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(174.9)	(20.2)	107.7

FINANCING ACTIVITIES:
Net parent settlements	(141.4)	(180.8)	(388.2)
Proceeds from short-term borrowings	121.7	—	—
Payments on short-term borrowings	(203.2)	—	—
Proceeds from long-term debt	1,095.0	—	—
Principal payments on long-term debt	(356.5)	—	—
Deferred debt issuance costs	(36.0)	—	—
Payments for prepayment premium	(0.8)	—	—
Return of capital to Heinz	(770.0)	—	—
Other items, net	6.0	—	—

NET CASH USED IN FINANCING ACTIVITIES	(285.2)	(180.8)	(388.2)

Effect of exchange rate changes on cash and cash equivalents	6.6	1.9	0.3

NET CHANGE IN CASH AND CASH EQUIVALENTS	42.2	(0.7)	0.6
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.5	1.2	0.6

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42.7	$0.5	$1.2

See Accompanying Notes to Consolidated Financial Statements.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2003

(In millions, except share and per share data)

Note 1.    The Merger and Basis of Presentation

On December 20, 2002, Del Monte Foods Company (the “Company”, “DMFC” or “Del Monte”) completed the acquisition of certain businesses of H. J. Heinz Company (“Heinz”), including Heinz’s U.S. and Canadian pet food and pet snacks, North American tuna, U.S. retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). The acquisition was completed pursuant to a Separation Agreement (the “Separation Agreement”), dated June 12, 2002, between Heinz and SKF Foods Inc., then a wholly-owned direct subsidiary of Heinz (“SKF”), and an Agreement and Plan of Merger (the “Merger Agreement”), dated June 12, 2002, by and among the Company, Heinz, SKF and Del Monte Corporation, a wholly-owned direct subsidiary of the Company (“DMC”).

Under the terms of the Merger Agreement and Separation Agreement, immediately prior to the merger (i) Heinz transferred the Acquired Businesses to SKF and distributed all of the issued and outstanding shares of SKF common stock on a pro rata basis (the “Spin-off”) to the holders of record of the outstanding common stock of Heinz on December 19, 2002, and (ii) immediately following the Spin-off, DMC, a wholly-owned subsidiary of DMFC, merged with and into SKF, with SKF being the surviving corporation and becoming a new wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, each share of SKF common stock was converted into 0.4466 shares of Del Monte common stock. The Company issued 156.9 million shares of Del Monte’s common stock as a result of the Merger. Immediately following the Merger, SKF, as the new wholly-owned subsidiary of DMFC, changed its name to “Del Monte Corporation” (with respect to periods after the Merger, “DMC”).

The Company believes Del Monte stockholders will benefit from the financial strength; enhanced strategic and market position; and increased scale, scope and diversity of operations, distribution channels, product lines, served markets and customers that it achieved by combining Del Monte’s businesses and the Acquired Businesses. The Merger has increased the liquidity and trading volume of Del Monte’s common stock, expanded Del Monte’s investor base and generated enhanced analyst coverage of Del Monte.

The Merger has been accounted for as a reverse acquisition in which SKF is treated as the acquirer and DMC the acquiree, primarily because Heinz shareholders owned a majority, approximately 74.5 percent, of the DMFC’S common stock upon completion of the Merger. As a result, the historical financial statements of SKF, which reflect the operations of the Acquired Businesses while under the management of Heinz, became the historical financial statements of the Company as of the completion of the Merger. For the current fiscal year, the Company’s financial statements reflect the combined operations of SKF and the existing Del Monte businesses beginning December 20, 2002, and reflect solely the operations of SKF prior to December 20, 2002.

The preparation of the historical financial statements include the use of “carve out” and “push down” accounting procedures in which certain assets, liabilities and expenses historically recorded or incurred at the Heinz parent company or affiliate level, which related to or were incurred on behalf of SKF, have been identified and allocated or pushed down, as appropriate, to the financial results of SKF prior to the Merger. Allocations were made primarily on a percentage-of-revenue basis. No debt or interest expense was allocated to SKF from Heinz.

These historical financial statements are not indicative of the results of operations that would have existed or will exist in the future assuming SKF was operated as an independent company or as a subsidiary of Del Monte. Further, since the historical financial statements of the Company do not include the historical financial results of pre-Merger DMC prior to December 20, 2002, the financial statements may not be indicative of future results of operations or the historical results that would have resulted if the Merger had occurred at the beginning of a fiscal year.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Certain items in the consolidated financial statements of prior years have been reclassified to conform to the current year’s presentation. This is part of the Company’s efforts to align the accounting practices of the Acquired Businesses and the business that existed prior to the Merger. The effect was a reduction of $59.9 and $50.7 in selling, administrative and general expense and a corresponding increase in cost of products sold for the previously reported years ended May 1, 2002 and May 2, 2001, respectively.

The purchase price to acquire DMC was allocated based on the fair value of the assets and liabilities acquired. The Company obtained an independent valuation of it’s property, plant and equipment, trademarks and retirement benefits, and internally determined the fair value of its other assets and liabilities. The initial purchase price allocation has been adjusted primarily as a result of refinements in the Company’s assumptions in relating to property, plant and equipment, inventories and accrued postretirement benefits. These adjustments have caused a change in the determination of the amounts of deferred taxes upon the completion of the Merger. As a result of the changes in purchase price allocation, goodwill has increased to $147.6 as of April 27, 2003. The purchase price allocation recorded in connection with the Merger may change after the completion of the final evaluation of taxes for pre-Merger Del Monte in relation to periods prior to December 20, 2002. The purchase price of $451.0 has been calculated as follows:

52,329,556 shares of Del Monte common stock outstanding at December 20, 2002, at a closing price of $7.73 per share	$404.5
Fair value of options held by Del Monte employees	18.5
Acquired Businesses acquisition fees	28.0

Purchase price	$451.0

The total purchase price of the transaction has been allocated as follows:

Current assets	$853.9
Property, plant and equipment, net	409.4
Non-amortizable trademarks	414.3
Other assets	102.0
Goodwill	147.6
Current liabilities	(462.0)
Long-term debt	(598.6)
Deferred tax liabilities	(163.6)
Other non-current liabilities	(252.7)
Unearned compensation	0.7

$451.0

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 2.    Pro Forma Financial Information

The following table summarizes unaudited pro forma financial information for the current year and the prior year assuming the Merger occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not necessarily indicative of actual results that would have existed had the Merger occurred at the beginning of each year and it is not necessarily indicative of future results. In addition, the following unaudited pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the Merger.

	Fiscal Year
	2003	2002
Net sales	$3,059.2	$3,184.0
Net income (a)	$129.3	$141.8
Basic net income per common share	$0.62	$0.68
Diluted net income per common share	$0.62	$0.68

(a)	Merger-related expenses for legal and financial advisory services in the historical, pre-Merger financial statements of Del Monte of $34.6 ($21.1 net of taxes) have been excluded from net income for the year ended April 27, 2003.

Note 3.    Business and Significant Accounting Policies

Business and Segment Information:  Del Monte is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, with leading food brands, such as Del Monte, StarKist, S&W, Contadina, and College Inn, and premier foods and snacks for pets, with brands including 9Lives, Kibbles ‘n Bits, Pup-Peroni, Snausages, and Pounce. Its products are sold nationwide in all channels serving retail markets, mass merchandisers, the U.S. military, certain export markets, the foodservice industry and food processors. The Company utilizes 16 production facilities and 18 distribution centers in the United States and has additional operating facilities in American Samoa, Canada and Venezuela.

The Company’s businesses are aggregated into three reportable segments: Consumer Products, Pet Products and Soup and Infant Feeding Products. The Consumer Products segment includes branded shelf-stable seafood, fruit, vegetable, and tomato products. The Pet Products segment includes dry and wet pet food, pet snacks and veterinary products. The Soup and Infant Feeding Products segment includes soup, broth, infant feeding and pureed products.

Fiscal Year:  Historically, SKF (the accounting acquirer) operated on a 52 or 53-week fiscal year ending the Wednesday closest to April 30. During fiscal 2003, the Company’s year-end was changed from the Wednesday nearest April 30 to the Sunday closest to April 30. Fiscal years for the financial statements presented herein ended April 27, 2003, May 1, 2002 and May 2, 2001.

Principles of Consolidation:  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. The Company accounts for its investments in joint ventures under the equity method of accounting, under which the investment in the joint venture is adjusted for the Company’s share of the profit or loss of the joint venture.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Critical Accounting Policies and Estimates:  The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions and as additional information becomes available in future periods. The Company believes the following are the more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	Trade Promotions: Trade promotions are an important component of the sales and marketing of the Company’s products, and are critical to the support of it’s business. Trade promotion costs include amounts paid to encourage retailers to offer temporary price reductions for the sale of the Company’s products to consumers, amounts paid to obtain favorable display positions in retailers’ stores, and amounts paid to customers for shelf space in retail stores. Accruals for trade promotions are recorded primarily at the time of sale of product to the customer based on expected levels of performance. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorized process for deductions taken by a customer from amounts otherwise due to Del Monte. As a result, the ultimate cost of a trade promotion program is dependent on the relative success of the events and the actions and level of deductions taken by the Company’s customers for amounts they consider due to them. Final determination of the permissible deductions may take extended periods of time. Deductions are offset against related trade promotion accruals.

•	Coupon Redemption: The Company offers coupons to consumers in the normal course of business. Coupon redemption costs are accrued in the period in which the coupons are offered, based on estimates of redemption rates that are developed by independent coupon redemption clearing-houses based on historical information. Should actual redemption rates vary from amounts estimated, adjustments to accruals may be required.

•	Retirement Benefits: The Company sponsors non-contributory defined benefit plans, defined contribution plans and unfunded retirement benefit plans. Additionally, the Company sponsors certain medical, dental and life insurance plans which provide benefits to eligible retired, salaried, non-union hourly and union employees. Independent third party actuaries utilize several statistical and other factors in an attempt to anticipate future events in calculating the expense and liabilities related to these plans. These factors include assumptions about the discount rate, expected return on plan assets, the health care cost trend rate, withdrawal and mortality rates and the rate of increase in compensation levels. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter mortality of participants. These differences may impact the amount of retirement benefit expense recorded by the Company in future periods.

•

Retained-insurance Liabilities:  The Company retains liabilities of up to $0.5 per claim under its loss sensitive worker’s compensation insurance policy. Under its general and automobile insurance policy, the Company retains liabilities of up to $0.25 per claim. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid to-date to obtain an estimate of the remaining liabilities. Actuarial estimates of

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

ultimate liability are based on actual incurred losses, estimates of incurred but not yet reported losses based on historical information from both the Company and the industry, and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.

•	Goodwill and Intangibles with Indefinite Lives: The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) of the Financial Accounting Standards Board (“FASB”) during the first quarter of fiscal 2003. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The SFAS 142 goodwill impairment model involves a two-step process. During the first step, the Company compares the fair value of a reporting unit (one level below an operating segment) with the goodwill assigned to its carrying value. The estimated fair value is computed using the present value of expected cash flows, discounted at a risk-adjusted weighted average cost of capital. If the fair value of the reporting unit is determined to be more than its carrying value, no goodwill impairment is recognized.

If the fair value of the reporting unit is determined to be less than its carrying value, goodwill impairment, if any, is computed using the second step. The second step requires the fair value of the reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of assets over the fair value of liabilities is the implied value of goodwill, which is used to determine the impairment amount.

For intangible assets with indefinite useful lives, estimated fair value is determined using the relief from royalty method. In estimating discounted future cash flows, management uses historical financial information in addition to assumptions regarding sales trends and profitability, consistent with the Company’s performance and industry trends. Estimates of fair value may differ if projected cash flows, market interest rates and discount factors change as a result of new events or circumstances.

The Company has designated the beginning of the fourth quarter as the annual impairment testing date for its intangible assets with indefinite useful lives and goodwill. Upon completion of the Merger, the Company obtained an independent valuation for pre-Merger Del Monte’s property, plant and equipment, trademarks and retirement benefits, and internally determined the fair value of its other assets and liabilities. The purchase price allocation may change after the completion of the final evaluation of taxes for pre-Merger Del Monte in relation to periods prior to December 20, 2002. The Company’s assumptions used in the December 20, 2002 valuation had not substantially changed on the 2003 annual impairment testing date; accordingly the Company recognized no impairment for those assets. At the beginning of the fourth quarter of 2003, the Company obtained an independent valuation report for the Acquired Businesses’ intangible assets with indefinite useful lives and reporting units that have goodwill assigned to them. No impairment losses relating to these intangible assets and reporting units were identified.

Cash Equivalents:  The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Inventories:  Inventories are stated at the lower of cost or market. The Company uses the first-in, first-out (“FIFO”) and last-in, first-out (“LIFO”) methods to value its inventories. The determination of FIFO or LIFO depends on the production location of the inventories. Each production facility is designated as either a LIFO or FIFO inventory facility. For the LIFO facilities, the Company has established various LIFO pools that have measurement dates coinciding with the natural business cycles of the inventories. There was no LIFO reserve balance as of April 27, 2003. No inventories were valued using LIFO as of May 1, 2002.

Property, Plant and Equipment and Depreciation:  Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives, using the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized. The principal estimated useful lives are: land improvements—10 to 45 years; buildings and leasehold improvements—10 to 30 years; machinery and equipment—7 to 15 years; computer software (included in machinery and equipment in Note 4)—2 to 10 years. Depreciation of plant and equipment and leasehold amortization was $45.4, $29.7 and $50.7 for the 2003, 2002 and 2001 fiscal years, respectively.

The Company capitalizes software development costs for internal use in accordance with Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Capitalization of software development costs begins in the application development stage and ends when the asset is placed into service. The Company amortizes such costs using the straight-line basis over estimated useful lives. The Company capitalized $5.4 of software development costs in fiscal 2003 related to systems supporting the Company’s infrastructure. Software development costs capitalized during fiscal 2002 were immaterial.

Long-lived Assets:  The Company reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation of recoverability were required, the estimated undiscounted future cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down was required. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value. If management has committed to a plan to dispose of long-lived assets, the assets to be disposed of are reported at the lower of carrying amount or fair value. The Company has two non-operating production facilities currently held for sale in San Jose and Stockton, CA. The Company’s intangible assets with estimable lives have useful lives between 10 and 40 years and are amortized on a straight-line basis. Amortization expense for the years ended April 27, 2003, May 1, 2002 and May 2, 2001 was $3.8, $29.1 and $28.9, respectively.

Other Assets:  The Company capitalizes costs associated with the issuance of debt instruments and amortizes these costs over the term of the debt agreements. Amortization expense for deferred charges was $1.7 for the year ended April 27, 2003. There were no deferred debt issuance costs for fiscal 2002 and 2001, because the Company did not have debt prior to the Merger.

The Company pays slotting fees to its customers in order to place new products on grocery shelves. New products include brand extensions, line extensions and seasonal offerings. The Company capitalizes slotting fees as they are paid and amortizes them over a 12-month period. Capitalized slotting fees are included in prepaid expenses on the consolidated balance sheet at April 27, 2003.

Loans and advances, net:  Loans and advances, net primarily includes an interest-bearing loan in relation to the sale of an asset by the Company in fiscal 1997. Interest is payable on a monthly basis at a fixed rate and the principal of the loan is due in full in 2012.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Derivative Financial Instruments:  The Company uses derivative financial instruments for the purpose of managing risks associated with interest rate, currency and price exposures. The Company accounts for derivative financial instruments in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Company has designated each derivative contract as one of the following: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”) or (2) a hedging instrument whose change in fair value is recognized to act as an economic hedge but does not meet the requirements to receive hedge accounting treatment (“Economic Hedge”).

The effective portion of the change in the fair value of a derivative that is designated as a Cash Flow Hedge is reported in other comprehensive income. When the cash flows associated with the hedged item are realized, the gain or loss included in other comprehensive income is recognized on the same line in the consolidated statements of income as the hedged item. The ineffective portion of a change in fair value of a Cash Flow Hedge is reported in other expense. For derivatives designated as Economic Hedges, all changes in fair value are reported in other expense.

The Company formally documents its hedging relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking hedge transactions. Derivatives are reported in the consolidated financial statements at fair value in other assets and other non-current liabilities. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting.

Fair Value of Financial Instruments:  The carrying amount of certain of the Company’s financial instruments, including accounts receivable, accounts payable, and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

The carrying amount of the Company’s floating rate debt instruments approximates fair value because the interest rates payable adjust periodically to the current market rates. The fair value of the 9.25% senior subordinated notes with a total carrying amount of $311.5 was $322.9 at April 27, 2003. The fair value of the 8.625% senior subordinated notes with a total carrying amount of $450.0 was $477.6 at April 27, 2003. These fair values were estimated based on quoted market prices from the trading desk of a nationally recognized investment bank. The Company did not have any senior subordinated notes as of May 1, 2002.

The carrying amounts of Del Monte’s derivative financial instruments were adjusted to fair value at April 27, 2003 and May 1, 2002. The fair value of these derivative financial instruments is the estimated amount that Del Monte would pay/receive to terminate them at April 27, 2003 and May 1, 2002, taking into account current market rates and the current creditworthiness of the counterparties. See Note 8 Derivative Financial Instruments for the fair value of Del Monte’s derivative financial instruments.

Income Taxes:  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Prior to the Merger, the Acquired Businesses joined with Heinz in the filing of consolidated domestic and foreign income tax returns. Tax expense for fiscal years 2003, 2002 and 2001 included the effect of certain tax sharing agreements the Acquired Businesses had with Heinz regarding those consolidated filings. Specifically, Heinz charged (refunded) the Acquired Businesses at the appropriate statutory rate for its taxable income (loss). In addition, Heinz charged the Acquired Businesses for their share of consolidated state tax expense based on their share of the state tax allocation factors. These tax sharing agreements were terminated upon the completion of the Merger.

Environmental Remediation:  The Company accrues for losses associated with environmental remediation obligations when such losses are probable, and the amounts of such losses are reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than the completion of the remedial feasibility study. Such accruals are discounted to their present value and are adjusted as further information develops or circumstances change.

Parent Company’s Investment:  Parent company’s investment represents the original investment by Heinz adjusted for accumulated net income or loss, dividends, capital contributions, inter-company accounts, other comprehensive income and current federal and state income taxes payable. On December 20, 2002, in accordance with the Separation Agreement, Heinz received a cash payment, debt securities, and all of the issued and outstanding common shares of SKF in exchange for its investment in the Acquired Businesses.

Comprehensive Income:  For the year ended April 27, 2003, comprehensive income is comprised of net income and other comprehensive income (“OCI”). OCI is comprised of minimum pension liability adjustments, currency translation adjustments and net unrealized gains on cash flow hedges. For the years ended May 1, 2002 and May 2, 2001, OCI was included in parent company’s investment. Comprehensive income (loss) was $179.8 and ($36.4) for the years ended May 1, 2002 and May 2, 2001, respectively.

Stock Option Plans:  The Company accounts for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) (as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”)). Accordingly, compensation cost is measured as the excess, if any, of the fair value of Del Monte’s stock at the date of the grant over the price the employee must pay to acquire the stock.

Beginning in fiscal 2004, the Company has elected to adopt the fair value method of accounting for stock based compensation. Historically, the Company applied the intrinsic value method permitted under SFAS 123, as defined in APB 25 and related interpretations, in accounting for our stock based compensation plans. Accordingly, no compensation cost was recognized for our stock incentive plans in the past. The Company has evaluated the alternative methods of transition and has elected the prospective method. All future employee stock option grants and other stock-based compensation will be expensed over the vesting period, based on the fair value at the time the stock-based compensation is granted.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

In the fourth quarter of fiscal 2003, the Company adopted the disclosure provisions of SFAS 148, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Statement also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the methods used on reported results.

Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for the years ended April 27, 2003, May 1, 2002 and May 2, 2001: dividend yield of 0% for all years; expected volatility of 0.3644; risk-free interest rates of 3.47%, 4.47% and 5.99%, respectively; and expected lives of 7 years for all years. The weighted average fair value per share of options granted during the year was $3.32, $3.43 and $2.73, for the years ended April 27, 2003, May 1, 2002 and May 2, 2001, respectively.

For purposes of pro forma disclosures under SFAS 123 and SFAS 148, the estimated compensation expense related to option grants to employees that would have been recognized in fiscal 2003, 2002 and 2001 is deducted from net income. The Company’s pro forma information related to option grants to employees as calculated in accordance with SFAS 123 and SFAS 148 is as follows:

	Fiscal Year
	2003	2002	2001
Net income (loss) as reported	$133.5	$180.0	$(36.2)
Deduct: Pro forma stock-based compensation expense, net of tax	0.4	0.2	0.1

Pro forma net income (loss)	$133.1	$179.8	$(36.3)

Earnings per share:
As reported—basic	$0.76	$1.15	$(0.23)
Pro forma—basic	$0.76	$1.15	$(0.23)
As reported—diluted	$0.76	$1.15	$(0.23)
Pro forma—diluted	$0.76	$1.15	$(0.23)

Revenue Recognition:  The Company recognizes revenue from sales of products, and related costs of products sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales is comprised of gross sales reduced by customer returns, consumer promotion costs relating to coupon redemption, performance allowances, and discounts.

For the years ended April 27, 2003, May 1, 2002 and May 2, 2001, one customer accounted for approximately 24%, 24% and 19% of sales, respectively. This customer accounted for approximately 19% of trade accounts receivable as of April 27, 2003. In fiscal 2003, the top ten customers represented approximately 54% of the Company’s sales. The Company closely monitors the credit risk associated with its customers.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

In January 2003, the Company appointed one primary national retail grocery broker to represent its products. The Company pays commissions to this broker based on a percentage of sales or on a case rate for some products. This broker represents the Company to a broad range of grocery retailers and alternate channel customers.

Cost of Products Sold:  Cost of products sold includes raw material, packaging, labor and overhead that are directly connected with bringing the products to a salable condition.

Foreign Currency Translation:  For the Company’s operations in countries where the functional currency is other than the U.S. dollar, revenue and expense accounts are translated at the average rates during the period, and balance sheet items are translated at year-end rates. Effects of foreign currency translation were not significant for any periods presented.

Advertising Expenses:  The Company expenses all costs associated with advertising as incurred. Advertising expense was $76.9, $128.0 and $159.6 for the years ended April 27, 2003, May 1, 2002 and May 2, 2001, respectively.

Research and Development:  Research and development costs are included as a component of selling, general and administrative expense. Research and development costs charged to operations were $18.9, $15.1 and $8.9 for the years ended April 27, 2003, May 1, 2002 and May 2, 2001, respectively.

Earnings per Common Share:  Basic earnings per common share is computed by dividing net income attributable to common shares by weighted average number of common shares and share equivalents outstanding during the period. The computation of diluted earnings per common share is similar to the computation of basic earnings per common share, except for the inclusion of all potentially dilutive securities, including stock options, restricted stock units and awards under the AIAP Deferred Compensation Plan.

For periods prior to the Merger, weighted average shares outstanding have been retroactively restated to reflect the number of shares received by Heinz shareholders as a result of the Merger. Stock options previously held by SKF employees, which were converted to DMFC options in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, as part of the Merger, have also been retroactively restated to determine the dilutive effect during prior periods based on the weighted average stock prices of Del Monte during those periods. Subsequent to the Merger, the computation of weighted average shares outstanding includes all outstanding shares for the period after December 20, 2002 and the retroactively restated number of shares received by Heinz shareholders for the period prior to December 20, 2002.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 4.    Supplemental Balance Sheet Information

	April 27, 2003	May 1, 2002
Trade accounts receivable:
Trade	$229.3	$195.7
Allowance for doubtful accounts	(6.9)	(0.1)

TRADE ACCOUNTS RECEIVABLE, NET	$222.4	$195.6

Allowance for doubtful accounts rollforward:
Allowance for doubtful accounts at beginning of year	$(0.1)	$(0.2)
Additions: charged to costs and expenses	(7.2)	(0.9)
Deductions: write-offs or reversals	0.4	1.0

Allowance for doubtful accounts at end of year	$(6.9)	$(0.1)

Inventories:
Finished products	$618.5	$253.7
Raw materials and in-process material	51.4	64.1
Packaging material and other	103.2	12.8

TOTAL INVENTORIES	$773.1	$330.6

Prepaid expenses and other current assets:
Prepaid expenses	$38.6	$25.7
Other current assets	46.2	21.2

PREPAID EXPENSES AND OTHER CURRENT ASSETS	$84.8	$46.9

Property, plant and equipment:
Land and land improvements	$76.0	$6.0
Buildings and leasehold improvements	334.6	167.4
Machinery and equipment	766.1	458.6
Construction in progress	44.7	33.9

	1,221.4	665.9
Accumulated depreciation	(347.9)	(328.8)

PROPERTY, PLANT AND EQUIPMENT, NET	$873.5	$337.1

Other assets:
Deferred debt issuance costs	$33.2	$—
Loans and advances, net	19.4	23.9
Investments in joint ventures	11.6	3.5
Other non-current assets	11.5	5.3

OTHER ASSETS, NET	$75.7	$32.7

Accounts payable and accrued expenses:
Accounts payable—trade	$204.9	$54.5
Marketing and advertising	69.3	17.1
Payroll and employee benefits	24.2	6.9
Restructuring accrual	—	14.3
Accrued interest	28.6	—
Income tax payable	9.9	—
Other current liabilities	95.5	14.1

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$432.4	$106.9

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

	April 27, 2003	May 1, 2002
Other non-current liabilities:
Accrued postretirement benefits	$155.0	$—
Pension liability	89.2	—
Workers’ compensation liability	24.4	—
Deferred income	5.4	22.2
Other non-current liabilities	39.0	0.5

OTHER NON-CURRENT LIABILITIES	$313.0	$22.7

Note 5.    Intangible Assets

The following table presents the Company’s intangible assets:

	April 27, 2003	May 1, 2002
Non-amortizable intangible assets:
Goodwill	$866.3	$—
Trademark	525.3	—
Other	8.5	—

Non-amortizable intangible assets	1,400.1	—

Amortizable intangible assets:
Goodwill	—	769.4
Trademark	70.7	307.3
Other	11.4	11.4

	82.1	1,088.1
Accumulated amortization	(25.9)	(201.3)

Amortizable intangible assets, net	56.2	886.8

Intangible assets, net	$1,456.3	$886.8

Upon the adoption of SFAS 142 on May 2, 2002, $718.7 of net amortizable goodwill and $111.0 of net amortizable trademarks were reclassified to non-amortizable goodwill and trademarks, respectively. As a result of the Merger, $147.6 of goodwill and $414.3 of non-amortizable trademarks were added to the Company’s intangible assets. There is no tax-deductible goodwill as a result of the Merger. As of April 27, 2003 the Company’s goodwill is comprised of $147.6, $626.0 and $92.7 relating to the Consumer Products, Pet Products and Soup and Infant Feeding Products reportable segments, respectively. See Note 16 “Segment Reporting” for more information on the reportable segments.

Amortization expense for the years ended April 27, 2003, May 1, 2002 and May 2, 2001 was $3.8, $29.1 and $28.9, respectively. The following table presents expected amortization of intangible assets for each of the five succeeding fiscal years:

2004	$3.8
2005	3.8
2006	3.8
2007	3.8
2008	3.7

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

The following tables reconcile reported net income to pro forma net income, and earnings per share, as a result of the adoption of SFAS 142:

	Fiscal Year
	2003	2002	2001
Net income (loss)	$133.5	$180.0	$(36.2)
Add back (net of tax):
Goodwill amortization	—	14.0	15.1
Trademark amortization	—	3.1	3.1

Pro forma net income (loss)	$133.5	$197.1	$(18.0)

Basic earnings per share:
Basic income per common share	$0.76	$1.15	$(0.23)
Goodwill amortization	—	0.09	0.10
Trademark amortization	—	0.02	0.02

Pro forma basic earnings per common share	$0.76	$1.26	$(0.11)

Diluted earnings per share:
Diluted income per common share	$0.76	$1.15	$(0.23)
Goodwill amortization	—	0.09	0.10
Trademark amortization	—	0.02	0.02

Pro forma diluted earnings per common share	$0.76	$1.26	$(0.11)

Note 6.    Earnings Per Share

The following tables set forth the computation of basic and diluted earnings per share:

	Fiscal Year
	2003	2002	2001
BASIC EARNINGS PER SHARE
Numerator:
Income (loss) attributable to common shares	$133.5	$180.0	$(36.2)

Denominator:
Denominator for basic earnings per share—weighted average shares	175,859,550	156,921,228	156,921,228

Basic earnings per common share	$0.76	$1.15	$(0.23)

DILUTED EARNINGS PER SHARE
Numerator:
Income (loss) attributable to common shares	$133.5	$180.0	$(36.2)

Denominator:
Weighted average shares	175,859,550	156,921,228	156,921,228
Effect of dilutive securities—stock options	635,027	29,885	—

Denominator for diluted earnings per share—weighted average shares and equivalents	176,494,577	156,951,113	156,921,228

Diluted earnings per common share	$0.76	$1.15	$(0.23)

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Options outstanding in the amounts of 1,733,518 shares, 473,370 shares, and 689,362 shares, respectively, were not included in the computation of diluted earnings per share for the years ended April 27, 2003, May 1, 2002 and May 2, 2001 because these options’ exercise prices were greater than the average market price of the common shares for those years.

Note 7.    Short-Term Borrowings and Long-Term Debt

Notes.    On December 20, 2002, in connection with the Spin-off and Merger, SKF issued $450.0 ($300.0 of which was issued directly to Heinz in connection with the Spin-off and subsequently sold by Heinz) of 8.625% senior subordinated notes due December 15, 2012 (the “2012 Notes”) with interest payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2003. The Company has the option to redeem the 2012 Notes at a premium beginning on December 15, 2007 and at face value beginning on December 15, 2010.

On May 15, 2001, DMC sold $300.0 of 9.25% senior subordinated notes due May 15, 2011 (the “2011 Notes”) with interest payable semi-annually on May 15 and November 15 of each year. The Company has the option to redeem the 2011 Notes at a premium beginning on May 15, 2006 and at face value beginning on May 15, 2009. Upon completion of the Merger, in accordance with the terms of the 2011 Notes, DMC assumed the 2011 Notes obligations without limitation and certain subsidiaries of DMC guaranteed DMC’s obligations under the 2011 Notes. The 2011 Notes are also guaranteed by DMFC. On the date of the Merger, the 2011 Notes were recorded at their fair market value, or $312.0. During fiscal 2003, $0.5 of the recorded premium was amortized through earnings as a reduction to interest expense. The remaining premium will be amortized over the life of the 2011 Notes at $1.4 per year.

Term Loan Obligations.    On December 20, 2002, in connection with the Merger, DMC borrowed under the following senior credit facilities:

•	Term A Loan—$195.0 under a six-year floating-rate term loan obligation with interest generally payable on the last day of each applicable interest period. Scheduled principal payments of the Term A Loan begin on April 30, 2004 and end on the maturity date.

•	Term B Loan—$705.0 and €44.0 ($45.0 U.S. Dollar equivalent on December 20, 2002) under an eight-year floating-rate term loan obligation with interest generally payable on the last day of each applicable interest period. Scheduled principal payments of the Term B Loan began on April 25, 2003 and end on the maturity date.

On April 25, 2003, the Company made scheduled payments of $1.8 and €0.1, and unscheduled prepayments of $37.5 and €0.9 of Term B Loan principal, bringing the outstanding Term B Loan balances to $665.7 and €43.0. Also on April 25, 2003, the Company made a $26.6 unscheduled prepayment of Term A Loan principal, bringing the outstanding Term A Loan balance to $168.4. As a result of the unscheduled principal prepayments, prepayment penalties of $0.8 were recognized in other expense and accelerated amortization of loan origination fees resulted in a $1.2 charge to interest expense. The Company has entered into certain amendments with our credit facility lenders and have been granted certain waivers since December 20, 2002 with respect to its credit facilities, including a Letter of Agreement and Waiver dated as of March 19, 2003, which among other things modified the schedule of real estate included in the credit facilities, and a Letter Agreement and Waiver No. 2 dated as of April 23, 2003, which among other things modified the Company’s financial reporting obligations under the credit facilities.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

From December 20, 2002 through April 27, 2003, the Euro strengthened considerably against the U.S. Dollar, going from 1.02 to 1.10 dollars per Euro. A portion of the Company’s Term B Loan is denominated and payable in Euros. The change in exchange rates has resulted in an increase in the U.S. Dollar equivalent of the obligation and a $3.6 foreign currency loss recognized in other expense.

On April 27, 2003, the interest rates payable on the Term A Loan, the U.S. Dollar-denominated Term B Loan, and the Euro-denominated Term B Loan were 4.82%, 5.06% and 6.30%, respectively.

Revolving Credit Facility.    On December 20, 2002, in connection with the Merger, DMC established a $300.0 six-year floating rate revolving credit facility (the “Revolver”) with several banking participants, under which $93.0 was initially borrowed. As of April 27, 2003, the outstanding balance on the Revolver was zero. To maintain availability of funds under the facility, the Company pays a 0.50% commitment fee on the unused portion of the Revolver.

The Company’s credit facilities and the indentures governing the senior subordinated notes contain covenants that restrict its ability and the ability of its subsidiaries to incur additional indebtedness, issue capital stock, pay dividends on and redeem its capital stock, make other restricted payments, including investments, sell its assets, incur liens, transfer all or substantially all of its assets and enter into consolidations or mergers. The Company’s credit facilities also require it to meet certain financial tests, including minimum fixed charge coverage, minimum interest coverage and maximum total debt ratios. These financial requirements and ratios generally become more restrictive over time, subject to allowances for seasonal fluctuations. The Company believes that it is in compliance with all such financial covenants, and as of April 27, 2003. The most restrictive of the financial covenants contained in the credit agreements is the maximum total debt ratio.

The Company’s long-term debt consists of the following:

	April 27, 2003	May 1, 2002
Term loans	$881.6	$—
9.25% Senior Subordinated Notes	311.5	—
8.625% Senior Subordinated Notes	450.0	—
Other	3.7	—

	1,646.8	—
Less current portion	11.5	—

	$1,635.3	$—

At April 27, 2003, scheduled maturities of long-term debt for each of the five succeeding fiscal years are as follows:

2004	$11.5
2005	26.2
2006	34.7
2007	43.1
2008	51.5

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

The Company made cash interest payments of $20.3 for the period from December 20, 2002 through April 27, 2003. The treasury function for the Acquired Businesses was previously performed by Heinz. This included the sweeping of all available cash and the funding of cash requirements as necessary. These pre-Merger transactions are shown as net parent settlements in the consolidated statement of cash flows.

Note 8.    Derivative Financial Instruments

The Company uses derivatives only for purposes of managing risks associated with interest rate, currency and price exposure. The Company does not trade or use instruments with the objective of earning financial gains on interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. The Company believes that its use of derivative instruments to manage risk is in its best interest.

Interest Rate Hedges.    The Company is the fixed-rate payer on eight interest rate swaps with a combined notional amount of $425.0. Two interest rate swaps with a combined notional amount of $125.0 were used by pre-Merger Del Monte to hedge floating rate debt. On December 20, 2002, the date of the Merger, the hedged debt was repaid. During the period from December 20, 2002 through December 31, 2002, the Company recognized a loss of $0.3 related to changes in the market value of the two swaps, which were not designated as hedges of specific transactions during this period. On December 31, 2002, a formal Cash Flow Hedge relationship was established between the two remaining swaps and a portion of the Company’s floating rate debt. The fair value of the swaps at December 31, 2002 was a liability of $6.9, which will be amortized as a reduction to interest expense during the remaining life of the swaps. During fiscal 2003, the Company amortized $1.4 of the swap liability.

On February 24, 2003, the Company entered into six interest rate swaps, with a combined notional amount of $300.0, as the fixed rate-payer. The swaps had a delayed effective date of April 25, 2003 and will mature on April 28, 2006. On February 24, 2003, a formal Cash Flow Hedge relationship was established between the six swaps and a portion of the Company’s floating rate debt.

During fiscal 2003, the Company’s interest rate cash flow hedges resulted in a $1.4 decrease to other comprehensive income, a $0.9 increase in deferred tax assets, and a $0.2 increase in other expense. The fair value of the Company’s interest rate swaps on April 27, 2003 was a liability of $8.0 and is recorded in other non-current liabilities.

Foreign Currency Hedges:  On January 24, 2003, the Company entered into a U.S. Dollar/Euro currency swap, as an Economic Hedge of the periodic Euro denominated principal and interest payments on the debt. On April 25, 2003, the same date as the €1.0 Term B Loan principal payment, the notional amount of the currency swap was reduced by €1.0 and scheduled principal and interest payments were modified to match the loan over the remaining term of the swap. During fiscal 2003, the fair value of the currency swap increased due to the strengthening of the Euro versus the U.S. Dollar and resulted in a $0.2 increase in other assets and a corresponding decrease in other expense.

Commodity Price Hedging:  The Company uses commodity futures and options in order to reduce price risk associated with anticipated purchases of raw materials such as corn, soybean oil, soybean meal and wheat. Commodity price risk arises due to factors such as weather conditions, government regulations, economic climate and other unforeseen circumstances. Hedges of anticipated commodity purchases that meet the criteria for hedge accounting are designated as Cash Flow Hedges. When using a commodity option as a hedging

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

instrument, the Company excludes the time value of the option from the assessment of hedge ineffectiveness. At April 27, 2003, the market value of the Company’s commodities hedges was not material. For the year ended April 27, 2003, the Company’s commodities hedges decreased other expense by $1.5 and reduced cost of products sold by $0.8.

Note 9.    Employee Stock Plans

AIAP Deferred Compensation Plan

On October 14, 1999, the Del Monte Corporation Annual Incentive Award Plan Deferred Compensation Plan (“the AIAP Deferred Compensation Plan”) was established under which certain employees are eligible to participate. Eligible employees may elect in advance to defer from 5% to 100% of their annual incentive award paid under the Annual Incentive Plan. Del Monte provides a matching contribution of up to 25% of the employee’s deferral amount. Eligible employees were first able to make such elections with respect to their awards for fiscal 2001. The employee deferral and Del Monte’s match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the incentive awards are paid. The participant is 100% vested in the employee deferral portion of his or her account. Del Monte’s matching contribution vests in equal installments over three years. In the event of a “Change in Control” (as defined in the plan), a participant will become 100% vested in Del Monte’s matching contribution. At the time of distribution, the employee’s deferral amount and any vested Del Monte matching contribution will be paid out in the form of Del Monte common stock. Del Monte common stock granted under the AIAP Deferred Compensation Plan is granted under the 2002 Plan, as discussed below. Expense under this plan was $0.1 for fiscal year 2003. As of April 27, 2003, 45,686 units of deferred stock were outstanding at a weighted average price of $9.50 per unit.

Stock Option Incentive Plans

On August 4, 1997, the Company adopted the 1997 Stock Incentive Plan (amended November 4, 1997 and October 14, 1999) which allowed the Company to grant options to certain key employees. The plan allowed the grant of options to purchase up to 1,821,181 shares of Del Monte’s common stock. Options could be granted as incentive stock options or as non-qualified options for purposes of the Internal Revenue Code. Options terminate ten years from the date of grant. Options to purchase 1,736,520 shares were granted under the plan. As of April 27, 2003, eligible employees held options to purchase 1,442,117 shares of common stock under the 1997 Plan. Options generally vest over four or five years. No additional options will be granted pursuant to this plan.

Also on August 4, 1997, the Company adopted the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan (amended on November 4, 1997, October 14, 1999 and August 24, 2000). In connection with this plan, grants of non-qualified stock options representing 223,828 shares of common stock may be made to certain non-employee directors and independent contractors of the Company. Options terminate ten years from the date of grant and generally vest over a four-year period. As of April 27, 2003, eligible non-employees held options to purchase 171,328 shares of common stock under this plan. Pursuant to the terms of the plan, options to purchase 52,500 shares under this plan have expired. No additional shares are available to be granted under this plan.

The Del Monte Foods Company 1998 Stock Incentive Plan (the “1998 Plan”), which was initially adopted in fiscal 1998 and approved in fiscal 1999, allowed for grants of incentive and nonqualified stock options (“Options”), stock appreciation rights (“SARs”) and stock bonuses (together with Options and SARs, “Awards”). Initially 6,065,687 shares of common stock were reserved to be issued in connection with awards under the 1998

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Plan. The term of any Option or SAR may not be more than ten years from the date of its grant. Options generally vest over four or five years. As of April 27, 2003, eligible employees held options to purchase 4,979,524 shares of common stock under the 1998 Plan. The Company does not anticipate granting any additional options under this Plan.

The Del Monte Foods Company 2002 Stock Incentive Plan (the “2002 Plan”) was adopted by the board of directors on October 11, 2002 and approved by the stockholders on December 19, 2002, effective December 20, 2002. The 2002 Plan allows for grants of incentive and non-qualified stock options, stock appreciation rights, stock bonuses and other stock-based compensation, including performance units or shares (together with Options, SARs and stock bonuses, “Incentive Awards”). Shares authorized for grant are 15,400,000 shares of common stock plus 1,182,403 shares of common stock remaining under the 1998 Plan, and any shares of common stock represented by awards granted under any prior plans of the Company which are forfeited, expire or are cancelled without the delivery of shares of common stock or which result in the forfeiture of shares of common stock back to the Company, 52,500 shares as of April 27, 2003. The term of any Option or SAR may not be more than ten years from the date of its grant. Subject to certain limitations, the Executive Compensation Committee of the Board has authority to grant Incentive Awards under the 2002 Plan and to set the terms of any Incentive Awards. Grants may be made to certain employees, non-employees directors and independent contractors. Options generally vest over four years.

Under the Merger Agreement, the Company assumed the obligation to provide Del Monte restricted stock units (“RSUs”) as a replacement for Heinz RSUs awarded to SKF employees. On December 20, 2002, approximately 83,000 Heinz RSUs valued at approximately $2.9 were converted into approximately 373,000 shares of Del Monte RSUs. The Company will recognize compensation expense over the remaining vesting period of the RSUs of approximately 30 months. Compensation expense of $0.6 was recognized for fiscal 2003.

As a result of the Spin-off and Merger, each outstanding option to acquire shares of Heinz common stock held by SKF employees immediately prior to the Spin-off were adjusted so that the employees held a combination of options to purchase Heinz common stock and options to purchase Del Monte common stock. For employees of the Acquired Businesses, Heinz outstanding options were converted to an equal number of SKF common stock options. The number of shares of Del Monte common stock that were subject to converted options was determined by multiplying the number of shares of SKF common stock subject to options, by the Merger exchange ratio of 0.4466, rounded, if necessary, to the nearest whole share of Del Monte common stock. The exercise price of the converted options was determined in accordance with a formula that ensured the value of the options held by employees immediately before the Merger was preserved after the Merger. As a result, the Company issued 0.8 million options to purchase newly converted shares of Del Monte common stock to employees under the 2002 Stock Incentive Plan. These options held by employees of the Acquired Businesses have been retroactively restated in the rollforward table below for pre-Merger periods, in accordance with FIN 44, and have been presented as outstanding based on the original date of grant.

The Company had 6,738,964 options outstanding to purchase shares of common stock immediately before the Merger which remained outstanding and unchanged after the Merger. The fair value of these options of $18.5 was determined using the Black-Scholes option-pricing model upon completion of the Merger and was included in the total purchase price of $451.0. In addition, the intrinsic value of the unvested options was determined on the Merger date as the difference between the strike price and the market price of each option on such date. The intrinsic value of $0.7 related to the unvested options was recorded as deferred compensation with the offset recorded in additional paid-in capital and will be expensed as earned over the remaining vesting period of such options.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

As of April 27, 2003, eligible employees held 373,338 RSUs and options to purchase 4,308,849 shares of common stock under the 2002 Plan, and 11,952,716 additional shares were available to be issued in connection with future awards.

The Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan was adopted by the board of directors on January 22, 2003, effective April 28, 2003. Beginning April 28, 2003, non-employee directors could elect to defer 0%, 50% or 100% of their annual retainer and related taxes on the cash and/or stock, which would be converted to deferred stock units and distributed in shares one year after termination from the board. Shares distributed are issued under the 2002 Plan. Because the 2003 Non-Employee Director Deferred Compensation Plan was not effective until April 28, 2003, no deferrals or accruals were made as of April 27, 2003.

Stock option activity and related information during the periods indicated was as follows:

	Options Outstanding	Outstanding Weighted Average Exercise Price	Options Exercisable	Exercisable Weighted Average Exercise Price
Balance at May 3, 2000	347,016	$8.93	204,130	$7.21
Granted	144,530	8.23

Balance at May 2, 2001	491,546	8.72	213,955	7.42
Granted	173,972	9.56

Balance at May 1, 2002	665,518	8.94	312,936	8.71
Merger**	6,738,964	8.32
Granted	3,660,021	7.44
Forfeited	126,514	10.25
Exercised	36,171	5.53

Balance at April 27, 2003	10,901,818	$8.05	3,965,589	$8.44

**	Represents the options of pre-Merger Del Monte employees.

At April 27, 2003, the range of exercise prices and weighted-average remaining contractual life of outstanding options was as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price Per Share	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.90- 7.12	2,724,386	5.11	$ 5.87	2,211,934	$ 5.64
7.37-10.57	6,641,612	9.36	7.82	399,767	8.80
10.94-15.85	1,535,820	5.65	12.91	1,353,888	12.92

$ 4.90-15.85	10,901,818	7.78	$ 8.05	3,965,589	$ 8.44

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Management Incentive Plans.    The Acquired Businesses’ management incentive plan covers officers and other key employees. Participants may elect to be paid on a current or deferred basis. The aggregate amount of all awards may not exceed certain limits in any year. Compensation expense under the management incentive plan was $0.4, $3.7 and $0.4 in fiscal 2003, 2002 and 2001, respectively.

There was no compensation expense recognized in connection with stock-based awards for fiscal years ended 2002 and 2001, respectively.

Stock Purchase Plan

The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. A total of 957,710 shares of Del Monte common stock have been purchased by and issued to eligible employees under this plan. At April 27, 2003, Del Monte’s common stock purchased by and issued under the plan totaled 362,206 shares. The Company does not anticipate that any additional shares will be made available under this plan.

Note 10.    Retirement Benefits

Prior to Merger.    Prior to the Merger, employees of the Acquired Businesses participated in certain defined benefit pension plans, multi-employer plans and defined contribution plans sponsored by Heinz. In addition, the Acquired Businesses provided post-retirement health care and life insurance benefits for employees who met the eligibility requirements of the Heinz plans. Heinz charged the Acquired Businesses for the costs of the plans as determined by actuarial valuations.

The following (income)/expense was included in the consolidated statements of income of the Acquired Businesses:

	Fiscal Year
	2003	2002	2001
Defined benefit pension plans	$1.4	$(0.6)	$(0.9)
Defined benefit postretirement medical	$2.3	$3.8	$3.3
Defined contribution plans	$4.2	$5.5	$5.2

For fiscal 2003, the (income)/expense includes only the period prior to the Merger. In accordance with the employment benefits agreement (“Employment Benefits Agreement”) entered into by Heinz and the Acquired Businesses before the Merger, the Acquired Businesses created separate, mirror image versions of the majority of the Heinz’s plans that the employees of the Acquired Businesses participated in prior to the Merger. In addition, Heinz would administer these plans as part of the services provided under the transition service agreement for up to two years after December 20, 2002.

As a result of the Employment Benefits Agreement, certain employment and benefit related assets and liabilities associated with employees of the Acquired Businesses were transferred to Del Monte upon the completion of the Merger on December 20, 2002.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Defined Benefit Plans.    Subsequent to the Merger, Del Monte sponsors three defined benefit pension plans and several unfunded defined benefit postretirement plans providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. The details of such plans follow:

	April 27, 2003
	Pension Benefits	Other Benefits
Change in benefit obligation:
Benefit obligation as of December 20, 2002	$43.5	$25.0
Service cost	2.2	1.6
Interest cost	7.5	3.5
Merger	306.3	135.5
Amendments	3.4	(0.4)
Actuarial loss	11.8	10.6
Benefits paid	(7.9)	(2.5)

Benefit obligation as of April 27, 2003	$366.8	$173.3

Change in plan assets:
Fair value of plan assets as of December 20, 2002	$40.6	$—
Merger	235.1	—
Actual loss on plan assets	4.5	—
Employer contributions	—	2.5
Benefits paid	(8.0)	(2.5)

Fair value of plan assets as of April 27, 2003	$272.2	$—

Funded status	$(94.6)	$(173.3)
Unrecognized net actuarial loss	25.3	12.5
Unrecognized prior service cost	8.5	(1.2)

Net amount recognized	$(60.8)	$(162.0)

Amounts recognized in the consolidated balance sheet consist of:
Pension liability	$(89.7)	$(162.0)
Other non-amortizable intangible assets	8.5	—
Other comprehensive loss	20.4	—

Net amount recognized	$(60.8)	$(162.0)

WEIGHTED AVERAGE ASSUMPTIONS AS OF APRIL 27:
Discount rate used in determining projected benefit obligation	6.25%	6.25%
Rate of increase in compensation levels	4.94%	—
Long-term rate of return on assets	8.97%	—

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

The components of net periodic pension cost for pension benefit plans and other benefit plans for the period from December 20, 2002 through April 27, 2003 are as follows:

	Pension Benefits	Other Benefits
Components of net periodic benefit cost
Service cost for benefits earned during period	$2.2	$1.6
Interest cost on projected benefit obligation	7.5	3.5
Expected return on plan assets	(8.3)	—
Amortization of prior service cost	0.3	(0.1)

Total benefit cost	$1.7	$5.0

For measurement purposes, a 13.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for the preferred provider organization (“PPO”) plan and associated indemnity plans for fiscal 2003. The rate of increase is assumed to decline gradually to 5.0% in the year 2012 and remains at that level thereafter. For health maintenance organization (“HMO”) plans, a 17.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2003. The rate of increase is assumed to decline gradually to 5.0% in the year 2012 and then remain below that level. The health care cost trend rate assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend by 1% in each year would increase the postretirement benefit obligation as of April 27, 2003 by $21.9 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the period then ended by $0.8. A decrease in the assumed health care cost trend by 1% in each year would decrease the postretirement benefit obligation as of April 27, 2003 by $18.2 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the period then ended by $0.6.

Defined Contribution Plans.    Prior to the Merger, eligible employees of the Acquired Businesses participated in two defined contribution plans sponsored by Heinz. Effective December 20, 2002, Del Monte became a participating employer in these plans. In addition, two defined contribution plans were assumed as a result of the Merger.

Company contributions to these defined contribution plans are based on employee contributions or compensation. Contributions under these plans totaled $3.4 for the period from December 21, 2002 to April 27, 2003.

Multi-employer Plans.    Del Monte participates in several multi-employer pension plans which provide defined benefits to certain union employees. The contributions to multi-employer plans for the period from December 21, 2002 to April 27, 2003 were $1.6.

Other Plans.    The Company has various other nonqualified retirement plans and supplemental retirement plans for executives, designed to provide benefits in excess of those otherwise permitted under the Company’s qualified retirement plans. These plans are qualified under IRS rules.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 11.    Provision for Income Taxes

The provision (benefit) for income taxes consists of the following:

	Fiscal Year
	2003	2002	2001
Income (loss) before income taxes:
U.S. federal and U.S. possessions	$187.5	$258.4	$(23.0)
Foreign	13.6	3.5	(6.3)

	$201.1	$261.9	$(29.3)

Income tax provision (benefit):
Current:
U.S. federal and U.S. possessions	$29.7	$31.6	$11.3
State and foreign	7.5	7.4	8.2

Total current	37.2	39.0	19.5

Deferred:
U.S. federal and U.S. possessions	22.9	40.1	(11.0)
State and foreign	7.5	2.8	(1.6)

Total deferred	30.4	42.9	(12.6)

	$67.6	$81.9	$6.9

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	April 27, 2003	May 1, 2002
Deferred tax assets:
Post employment benefits	$62.9	$—
Pension liability	35.5	—
Provision for estimated expenses	—	1.5
Reserves not currently deductible	20.3	—
Workers’ compensation	10.7	—
Net operating loss and tax credit carry forwards	51.8	—
Other	40.8	12.2

Gross deferred tax assets	222.0	13.7
Valuation allowance	(0.2)	—

Net deferred tax assets	221.8	13.7

Deferred tax liabilities:
Depreciation/amortization	128.4	117.8
Intangible assets	225.5	—
Inventory	44.9	—
Other	9.3	3.9

Gross deferred tax liabilities	408.1	121.7

Net deferred tax liability	$(186.3)	$(108.0)

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

At April 27, 2003, a valuation allowance of $0.2 was maintained for foreign net operating loss carryforwards, as the utilization of such foreign losses cannot be reasonably assured. The net change in valuation allowance for the year ended April 27, 2003 was an increase of $0.2. The Company recognizes a benefit for those deferred tax assets that it believes will more likely than not be realized in the future based on projected future taxable income.

The differences between the actual provision (benefit) for income taxes and the expected income taxes computed at the statutory U.S. federal income tax rates are explained as follows:

	Fiscal Year
	2003	2002	2001
Expected income taxes computed at the statutory U.S. federal income tax rates	$70.4	$91.7	$(10.3)
Taxes on foreign income at rates different than U.S. federal income tax rates	0.2	(5.0)	3.9
State taxes, net of federal benefit	3.0	5.2	1.0
Earnings repatriation	—	3.4	0.8
Foreign losses	—	5.8	3.2
Tax from change in combined state tax rates	5.9	—	—
Tax on income of U.S. Possessions’ subsidiaries at rates different than U.S. federal income tax rates	(11.5)	(4.7)	12.4
Other	(0.4)	(14.5)	(4.1)

Actual provision for income taxes	$67.6	$81.9	$6.9

As of April 27, 2003, the Company had net operating loss carryforwards of $121.7 for U.S. tax purposes which will expire between 2010 and 2023, $145.3 for state purposes which will expire between 2006 and 2017, $0.6 for foreign tax purposes which will expire between 2004 and 2007 and tax credits of $5.8 which will expire between 2007 and 2011.

The Company made income tax payments of $15.6 for the year ended April 27, 2003. Prior to December 20, 2002, the parent company of the Acquired Businesses made tax payments, if any, attributable to the Acquired Businesses.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 12.    Parent Company’s Investment and Stockholders’ Equity

The following table presents the activity in the parent company’s investment account from May 3, 2000 through April 27, 2003:

Parent Company’s Investment
Balance at May 3, 2000	$2,017.8
Net parent settlements	(388.2)
Net loss	(36.2)

Balance at May 2, 2001	1,593.4
Net parent settlements	(180.8)
Net income	180.0

Balance at May 1, 2002	1,592.6
Net parent settlements (pre-Merger)	(141.4)
Net income (pre-Merger)	113.2

Balance at December 20, 2002	1,564.4
Spin-off transaction	(1,564.4)

Balance at April 27, 2003	$—

Prior to the Merger, parent company’s investment represented the original investment by Heinz adjusted for accumulated net income or loss, dividends, capital contributions, inter-company accounts, other comprehensive income and current federal and state income taxes payable.

Upon the completion of the Spin-off the parent company’s investment was exchanged for SKF common stock and the balance in the parent company investment was eliminated. On the date of the Merger, each share of SKF common stock was converted into 0.4466 shares of Del Monte common stock, resulting in the issuance of 156.9 million shares of Del Monte common stock.

Note 13.    Commitments and Contingencies

Lease Commitments.    The Company leases certain property and equipment, and office and plant facilities. At April 27, 2003, the aggregate minimum rental payments required under operating leases were as follows:

2004	$39.1
2005	31.7
2006	26.2
2007	19.3
2008	15.6
Thereafter	61.4

$193.3

Rent expense related to operating leases was $55.4 in fiscal 2003, comprised of $47.5 related to minimum rentals and $7.9 related to contingent rentals. Rent expense related to operating leases was $12.3 and $5.2 in

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

fiscal 2002 and fiscal 2001, respectively. Contingent rentals relate to operating leases for certain equipment, for which rental expense is calculated based on equipment usage.

As part of its ongoing operations, the Company enters into arrangements that obligate it to make future payments to various parties. Some of these contractual and other cash obligations are not reflected on the balance sheet due to their nature. Such obligations include operating leases, grower commitments, purchase commitments, and an agreement with Electronic Data Systems Corporation to provide information services functions and support.

Lease Financing.    During fiscal 2003, the Company repaid all of its synthetic lease obligations. Prior to the Merger, the synthetic lease obligations covering certain warehouses and equipment associated with the Acquired Businesses were terminated for $97.6. During the fourth quarter of fiscal 2003, the synthetic lease obligations covering certain warehouses associated with the pre-Merger DMC were terminated for $37.9.

Supply Agreements.    The Company has a supply agreement to source the majority of its pineapple requirements from Del Monte Philippines, an unaffiliated entity. The agreement has an indefinite term subject to termination on three years’ notice. The Company expects to purchase approximately $38.1 of product in fiscal 2004 under this supply agreement for pineapple products.

The Company has a 10-year supply agreement to purchase annual quantities of raw tuna from various vessels owned by Tri-Marine International, Inc., an unaffiliated entity. Total annual purchases to be made under this agreement are approximately $40.0. Raw tuna pricing is subject to change based on market conditions. The current term of the agreement expires in April 2011.

The Company has long-term supply agreements with two suppliers covering the purchase of metal cans and ends. The agreement with Impress Holdings, B.V. (“Impress”) grants Impress the exclusive right, subject to certain specified exceptions, to supply metal cans and ends for the pet and seafood businesses. Total annual purchases made under this 10-year agreement are currently approximately $137.0. The agreement includes certain minimum volume purchase requirements and guarantees a certain minimum financial return to Impress. The current term of the Impress supply agreement expires in August 2010. The principal agreement with Silgan Containers Corporation (“Silgan”) is a ten-year supply agreement for metal cans and ends used by our Del Monte Brands business (fruit, vegetable and tomato products). The base term of this supply agreement extends to December 2006. Under the agreement and subject to certain specified exceptions, the Company must purchase all of its requirements for metal food and beverage containers in the United States from Silgan. Annual purchases under this agreement currently total approximately $205.0. There is a second agreement with Silgan pursuant to which Silgan supplies cans and ends for the soup and broth business. Current purchases under this agreement are approximately $29.0. Pricing under the Impress and Silgan agreements is adjusted to reflect changes in metal costs and annually to reflect changes in the costs of manufacturing.

Information Systems Agreement.    The Company has a ten-year agreement with Electronic Data Systems Corporation (“EDS”) to provide services and administration in support of its information services functions for its Del Monte Brands business. Monthly payments are based on scheduled costs for services, a portion of which is subject to an inflation adjustment. The agreement expires in November 2012. The Company may terminate the contract at any time after November 2003 by providing at least six months written notice to EDS. A termination fee is applicable to early termination of the contract. Total payments to EDS were $5.2 for post-Merger fiscal year 2003. Non-cancelable minimum payments for fiscal 2004 total $7.8.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Grower Commitments.    The Company has entered into non-cancelable agreements with growers, with terms ranging from one year to ten years, to purchase certain quantities of raw products, including fruit, vegetables and tomatoes. Total purchases under these agreements were $9.2 for the period from December 21, 2002 to April 27, 2003.

At April 27, 2003, aggregate future payments under such purchase commitments (priced at April 27, 2003 estimated costs) are estimated as follows:

2004	$127.9
2005	51.7
2006	48.8
2007	45.3
2008	41.9
Thereafter	141.6

$457.2

Union Contracts.    The Company has 17 collective bargaining agreements with 16 union locals covering approximately 58% of its hourly full time and seasonal employees. Of these employees, approximately 2% are covered under a collective bargaining agreement scheduled to expire in the remainder of calendar year 2003, and approximately 2% are covered under four collective bargaining agreements scheduled to expire in calendar year 2004. These agreements are subject to negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage that could materially adversely affect the Company’s operations.

Legal Proceedings.    Pursuant to the Separation Agreement, the Company has assumed the defense of an action brought by Kal Kan Foods, Inc., in the U.S. District Court for the Central District of California on December 19, 2001. The plaintiff alleged infringement of U.S. Patent No. 6,312,746 (the “746 Patent”). Specifically, the plaintiff alleged that the technology used in the production of Pounce Purr-fections, Pounce Delectables, Snausages Scooby Snack Stuffers, Meaty Bones Savory Bites and other pet treats infringes the 746 Patent. The complaint seeks unspecified damages and a permanent injunction against further infringement. Specifically, the plaintiff seeks a permanent injunction against further use of the allegedly infringing technology. The court issued an order on construction of the asserted claims of the patent-in-suit (a “Markman” order) on February 5, 2003. The Company filed a motion for summary judgment on March 4, 2003. The plaintiff filed a motion for reconsideration of the court’s Markman order on March 4, 2003 and filed a cross-motion for summary judgment. On July 21, 2003, the court granted the Company’s motion for summary judgment and denied the plaintiff’s motion. The Company expects the plaintiff will appeal this decision.

Pursuant to the Separation Agreement, the Company has assumed the defense of an action brought by Purebred Company, Inc., in the U.S. District Court for the District of Colorado on March 30, 2000. The plaintiff alleged trademark infringement, false advertising, unfair competition and violation of Colorado’s Consumer Protection Act. Specifically, the plaintiff alleged that use of the term “Purebred” in conjunction with certain Nature’s Recipe dog food products violated the plaintiff’s trademark of the term “Purebred.” On September 18, 2002, a jury awarded a judgment in favor of the plaintiff in the amount of $2.9. On March 14, 2003, the court ruled on post-judgment motions filed by Heinz and the plaintiff. The court increased the damage award to the plaintiff to $3.4 and ordered the defendants to pay the plaintiff’s attorneys fees in the amount of $1.9.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Prejudgment interest on the damage award is approximately $0.7. We are considering an appeal of one or more decisions of the court and/or the jury relating to the award or calculation of damages and attorneys fees. However, the Company believes that it has adequately provided for the potential exposure related to this matter.

Pursuant to the Separation Agreement, the Company has assumed the defense of an action brought by the Public Media Center in the Superior Court in San Francisco, CA, on December 31, 2001. The plaintiff alleged violations of California Health & Safety Code sections 25249.5, et seq (commonly known as “Proposition 65”) for alleged failure to properly warn consumers of the presence of methylmercury in canned tuna. The plaintiff filed this suit against the three major producers of canned tuna in the U.S. The plaintiff seeks civil penalties of two thousand five hundred dollars per day and a permanent injunction against the defendants from offering canned tuna for sale in California without providing clear and reasonable warnings of the presence of methylmercury. The Company cannot at this time reasonably estimate a range of exposure, if any, of its potential liability. The Company is defending this proceeding vigorously.

Pursuant to the Merger Agreement, the Company has assumed the defense of an action brought by PPI Enterprises (U.S.), Inc. in the U.S. District Court for the Southern District of New York on May 25, 1999. The plaintiff has alleged that DMC breached certain purported contractual and fiduciary duties and made misrepresentations and failed to disclose material information to the plaintiff about its value and its prospects for sale. The plaintiff also alleges that it relied on DMC’s alleged statements in selling its preferred and common stock interest in DMC to a third party at a price lower than that which the plaintiff asserts it could have received absent our alleged conduct. The complaint seeks compensatory damages of at least $22.0, plus punitive damages. The discovery phase of the case has been completed and the Company has filed a motion for summary judgment of the plaintiff’s claims. The Company cannot at this time reasonably estimate a range of exposure, if any, of its potential liability. Nevertheless, the Company believes that adequate insurance coverage is in place to cover any material liability, fees and costs that it may incur with respect to this litigation. Del Monte is defending this proceeding vigorously.

The Company is also involved from time to time in various legal proceedings incidental to our business, including claims with respect to product liability, worker’s compensation and other employee claims, tort and other general liability, for which it carries insurance, as well as trademark, copyright, patent infringement and related litigation. While it is not feasible to predict or determine the ultimate outcome of these matters, the Company believes that none of these legal proceedings will have a material adverse effect on its financial position.

Note 14.    Restructuring

Streamline

As part of the Heinz organization, the Acquired Businesses were involved in a company-wide restructuring initiative that began in the fourth quarter of fiscal 2001, named “Streamline.” This initiative included the closure of tuna operations in Puerto Rico, the consolidation of North American wet pet food production to Bloomsburg, PA (which resulted in ceasing wet pet food production at the Acquired Businesses’ Terminal Island, CA facility) and the divestiture of its U.S. fleet of fishing boats and related equipment.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

During fiscal 2002 and 2001, the Acquired Businesses recognized restructuring charges and implementation costs totaling $5.5 and $197.4 pretax, respectively. Pretax charges of $4.9 and $192.5 were classified as cost of products sold and $0.6 and $4.9 as selling, general and administrative expenses (“SG&A”). The fiscal 2002 restructuring charge includes a net reversal of $2.4 pretax to reflect revisions in original cost estimates, primarily related to the Terminal Island, CA facility. The major components of the restructuring charge and implementation costs and the remaining accrual balance as of April 27, 2003, May 1, 2002 and May 2, 2001 are as follows:

	Non-cash Asset Write- Downs	Employee Termination and Severance Costs	Accrued Exit Costs	Implemen- tation Costs	Total
Restructuring and implementation costs—Fiscal 2001	$107.1	$20.7	$48.8	$20.8	$197.4
Amounts utilized—Fiscal 2001	(107.1)	(2.6)	(1.4)	(20.8)	(131.9)

Accrued restructuring costs—May 2, 2001	(0.0)	18.1	47.4	—	65.5
Restructuring and implementation costs—Fiscal 2002	5.4	(0.5)	(7.3)	7.9	5.5
Amounts utilized—Fiscal 2002	(5.4)	(17.2)	(29.6)	(7.9)	(60.1)

Accrued restructuring costs—May 1, 2002	(0.0)	0.4	10.5	—	10.9
Restructuring and implementation costs—Fiscal 2003	—	—	—	—	—
Amounts utilized—Fiscal 2003**	—	(0.4)	(10.5)	—	(10.9)

Accrued restructuring costs—April 27, 2003	$—	$—	$—	$—	$—

**	Restructuring reserves remaining at December 20, 2002 were excluded from liabilities assumed by Del Monte in connection with the Merger. In connection with the Spin-off, Heinz retained any remaining reserves and all associated outstanding obligations related to Project Streamline.

During fiscal 2002, the Acquired Businesses utilized $46.8 of severance and exit cost accruals, principally related to the closure of tuna operations in Puerto Rico, ceasing pet food production in the Terminal Island, CA facility and its global overhead reduction plan.

Noncash asset write-downs consisted primarily of long-term asset impairments that were recorded as a direct result of the Acquired Businesses’ decision to exit its tuna facility in Puerto Rico, consolidate its wet pet food operations and divest its U.S. fleet of fishing boats. Noncash asset write-downs totaled $5.4 and related to noncurrent assets ($5.3) and current assets ($0.1). Long-term asset writedowns were based on third-party appraisals, contracted sales prices or management’s estimate of salvage value. Current asset write-downs included inventory and packaging material, prepaids and other current assets and were determined based on management’s estimate of net realizable value.

Employee termination and severance costs are primarily related to involuntary terminations and represent cash termination payments to be paid to affected employees as a direct result of the restructuring program.

Exit costs are primarily contractual obligations incurred as result of the Acquired Businesses’ decision to exit these facilities.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Implementation costs were recognized as incurred in fiscal 2002 ($7.9 pretax) and fiscal 2001 ($20.8 pretax) and consist of incremental costs directly related to the implementation of the Streamline initiative. These include idle facility costs, consulting fees and asset relocation costs.

As of the end of fiscal 2001, the Acquired Businesses had completed the closure of tuna operations in Puerto Rico, ceased production of wet pet food at the Terminal Island, CA facility and sold the U.S. fleet of fishing boats and related equipment. In fiscal 2002, the Acquired Businesses continued, and substantially completed, the global overhead reduction plan, primarily in North America.

Operation Excel

As part of the Heinz organization, the Acquired Businesses were involved in a company-wide growth and restructuring initiative in fiscal 1999, named “Operation Excel.” This initiative was a multi-year, multi-faceted program that established manufacturing centers of excellence, focused the product portfolio, realigned the Acquired Businesses’ management teams, and invested in growth initiatives.

As part of Operation Excel, the Acquired Businesses established manufacturing centers of excellence that resulted in significant changes to its manufacturing footprint. The following initiatives were completed: the Puerto Rico tuna processing facility was downsized and focused on lower volume/higher margin products; the Pittsburgh, PA factory was focused on soup and baby food production and other production was shifted to other existing Heinz facilities; and the El Paso, TX pet snacks facility was closed and production was transferred to the Topeka, KS factory and to co-packers.

The realignment of management teams provided processing and product expertise across the regions. Specifically, Operation Excel established a single North American Grocery & Foodservice headquarters in Pittsburgh, PA, resulting in the relocation of the tuna and pet products headquarters from Newport, KY.

During fiscal 2002, the Acquired Businesses substantially completed Operation Excel and utilized approximately $2.6 million of severance and exit accruals. The utilization of the accruals related principally to lease obligations and employee terminations.

During fiscal 2001, the Acquired Businesses recognized restructuring charges of $43.6 pretax. These charges were associated with exiting its can making operations, which were sold during fiscal 2001, exiting a tuna processing facility in Ecuador and higher than originally expected severance costs associated with creating the single North American Grocery & Foodservice headquarters in Pittsburgh, PA. This charge was recorded in cost of products sold ($35.1) and SG&A ($8.5). This charge was offset by reversals of unutilized Operation Excel accruals and asset write-downs of $10.4 pretax. These reversals were recorded in cost of products sold ($10.3) and SG&A ($0.1) and were primarily the result of revisions in estimates of fair values of assets that were disposed of as part of Operation Excel and the Acquired Businesses’ decision not to exit certain warehouses due to higher than expected volume. Implementation costs of $108.7 pretax were also recognized in fiscal 2001. These costs were classified as costs of products sold ($46.2) and SG&A ($62.5).

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

The major components of the restructuring charges and implementation costs and the remaining accrual balances as of April 27, 2003, May 1, 2002 and May 2, 2001 are as follows:

	Non-cash Asset Write- Downs	Employee Termination and Severance Costs	Accrued Exit Costs	Implemen- tation Costs	Total
Accrued restructuring costs—May 3, 2000	$—	$13.0	$9.7	$—	$22.7
Restructuring and implementation costs—Fiscal 2001	32.1	5.1	6.4	108.7	152.3
Accrual reversal—Fiscal 2001	(4.9)	(3.2)	(2.3)	—	(10.4)
Amounts utilized—Fiscal 2001	(27.2)	(14.3)	(8.4)	(108.7)	(158.6)

Accrued restructuring costs—May 2, 2001	—	0.6	5.4	—	6.0
Amounts utilized—Fiscal 2002	—	(0.6)	(2.0)	—	(2.6)

Accrued restructuring costs—May 1, 2002	—	—	3.4	—	3.4
Amounts utilized—Fiscal 2003	—	—	—	—	—

Accrued restructuring costs—April 27, 2003	$—	$—	$3.4	$—	$3.4

Non-cash asset write-downs consisted primarily of long-term asset impairments that were recorded as a direct result of the Acquired Businesses’ decision to exit businesses or facilities. Net non-cash asset write-downs totaled $27.2 in fiscal 2001 and related to property, plant and equipment ($26.9 net restructuring charge), goodwill and other intangibles ($1.8 net reversal of previous asset write-downs) and other current assets ($2.1 net restructuring charge). Long-term asset write-downs were based on third party appraisals, contracted sales prices or management’s estimate of salvage value. These assets were sold or removed from service by the end of fiscal 2001. The results of operations, related to these assets, including the effect of reduced depreciation were not material. Current asset write-downs included inventory and packaging material, prepaids and other current assets and were determined based on management’s estimate of net realizable value.

Severance charges are primarily related to involuntary terminations and represent cash termination payments to be paid to affected employees as a direct result of the restructuring program. Non-cash pension and postretirement benefit charges related to the approved projects are also included as a component of total severance costs.

Exit costs are primarily related to contract and lease termination costs ($10.0 of the total $20.2 net exit costs). The Acquired Businesses have closed or exited all three factories that were scheduled for closure. In addition, can making operations and a tuna processing facility in Ecuador were exited. This initiative has been substantially completed. The remaining reserve at April 27, 2003 is related to environmental remediation.

Note 15.    Related Party Transactions

DMC is a directly and wholly owned subsidiary of Del Monte Foods Company. DMC and DMC’s subsidiaries accounted for 100% of the consolidated revenues and net earnings of Del Monte Foods Company, except for expenses relating to compensation of the members of the Board of Directors of the Company. As of April 27, 2003, DMFC’s sole asset was the stock of DMC. Del Monte Foods Company had no subsidiaries other than DMC and DMC’s subsidiaries, and had no direct liabilities other than accruals relating to the compensation of the directors of the Board of the Del Monte Foods Company. The Company is separately liable under various full and unconditional guarantees of indebtedness of DMC.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Transactions with Heinz and its Affiliates.    Prior to the Spin-off and Merger, Heinz provided a number of services to the Acquired Businesses for which costs were charged to the Acquired Businesses. These services included: shared-services functions, including warehousing costs, variable and fixed selling expenses, and general and administrative costs such as information systems support, human resources, finance and accounting. These costs, which were allocated based on revenue, are included in our combined statements of income as a component of cost of products sold and selling, general and administration expenses in the amounts of $31.7, $90.6 and $68.1 in fiscal years 2003, 2002 and 2001, respectively. With respect to this paragraph, fiscal 2003 represents only the period from May 2, 2002 to December 20, 2002. In addition, certain of Heinz’ general and administrative expenses, consisting of salaries of corporate officers and staff and other Heinz corporate overhead, were charged to the Acquired Businesses and included in SG&A in our combined statements of operations. In fiscal 2003, 2002 and fiscal 2001, total costs charged to the Acquired Businesses for these services were $6.8, $11.8 and $12.3.

Heinz also provided insurance coverage to employees of the Acquired Businesses and charged the Acquired Businesses for their share of group health insurance costs for eligible employees based upon location-specific costs, overall insurance costs and actual loss experience incurred during a calendar year. In addition, various other insurance coverages were also provided to the Acquired Businesses through Heinz’s corporate programs. Workers’ compensation, auto, property, product liability and other insurance coverages were charged directly to the Acquired Businesses based on actual loss experience. Total costs charged to the Acquired Businesses for these services were $15.8, $23.1 and $28.6 in 2003, 2002 and 2001, respectively. Pension costs and post-retirement costs were also charged to the Acquired Businesses based upon eligible employee participation.

The Acquired Businesses also sold products to and purchased products from other Heinz affiliates. Sales to related parties were $3.2, $7.3 and $16.0 in fiscal 2003, 2002 and 2001, respectively, and purchases from related parties were $2.1, $2.4 and $2.0 in 2003, 2002 and 2001, respectively.

For periods after the Spin-off and Merger, Heinz is no longer providing the corporate services mentioned above. In accordance with the Merger Agreement and the Transition Services Agreement, Heinz will provide certain services to Del Monte including, for example, payroll and employee benefits administration for employees of the Acquired Businesses and brokerage services for our seafood and soup and infant feeding foodservice sales and Heinz and Del Monte will share certain facilities for up to two years following the Merger. Transactions with Heinz and its affiliates are no longer considered related party transactions and are negotiated at market rates.

Transactions with Texas Pacific Group.    In 1999, DMC entered into a ten-year Management Advisory Agreement under which TPG Partners, L.P., a stockholder of Del Monte, was entitled to receive an annual fee for management advisory services. DMC also entered into a ten-year Transaction Advisory Agreement with TPG Partners, L.P. for financial advisory and other similar services rendered in connection with “add-on” transactions (such as an acquisition, merger or recapitalization). Both of these agreements were terminated at the time of the completion of the Merger with final payments of $0.2 under the Management Advisory Agreement and $9.0 under the Transaction Advisory Agreement. Also effective upon completion of the Merger, the existing registration rights agreement among Del Monte, TPG Partners, L.P. and TPG Parallel I, L.P. was terminated and DMC entered into a new Stockholder Rights Agreement relating to registration rights with TPG Partners, L.P. and TPG Parallel I, L.P.

Transactions with Management.    In 1998, DMC sold shares of Del Monte Foods Company common stock to certain key employees, including the executive officers of the Company, under the Del Monte Employee Stock

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Purchase Plan. The Chief Executive Officer and Chief Operating Officer each paid $0.18 in cash and borrowed an additional equal amount from the Company, under individual secured Promissory Notes, to acquire the stock purchased by each of them under the plan. Other than these loans to the Chief Executive Officer and Chief Operating Officer, there were no outstanding Company loans or advances to any of the Company’s directors or executive officers or members of their immediate families.

Note 16.    Segment Reporting

Prior to the Merger, the Acquired Businesses disclosed three reportable segments: Tuna, Pet Products, and Soup and Infant Feeding.

Subsequent to the Merger, the Company changed its reportable segments to combine the seafood operating segment, which previously comprised the entire Tuna reportable segment, and the Del Monte Brands operating segment. The Company performed an analysis and concluded that the two operating segments have similar economic characteristics, production processes, customers and distribution methods. Therefore, in accordance with the aggregation criteria of FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company combined the two operating segments into the new Consumer Products reportable segment. Prior period segment information has been reclassified to conform to the new presentation.

The Company has the following reportable segments:

•	The Consumer Products segment includes the seafood and Del Monte Brands operating segments, which manufacture, market and sell branded shelf-stable seafood, fruit, vegetable, and tomato products;

•	The Pet Products segment includes the pet food and veterinary pet operating segments, which manufacture, market and sell dry and wet pet food, pet snacks and veterinary products; and

•	The Soup and Infant Feeding Products segment includes the soup and infant feeding operating segment, which manufactures, markets and sells soup, broth, infant feeding and pureed products.

The Company’s chief operating decision maker reviews financial information presented on a consolidated basis accompanied by disaggregated information on net sales and operating income by operating segments for purposes of making decisions and assessing financial performance. The chief operating decision-maker reviews total assets of the Company on a consolidated basis, therefore the items specified in paragraph 28 of SFAS No. 131 are not applicable. The accounting policies of the operating segments are the same as those described in Note 3—Business and Significant Accounting Policies.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

The following tables present information about the Company’s reportable segments:

	Fiscal Year
	2003	2002	2001
Net Sales:
Consumer Products	$1,031.8	$569.9	$557.4
Pet Products	837.3	935.3	965.6
Soup and Infant Feeding Products	302.0	311.8	310.2

Total Company	$2,171.1	$1,817.0	$1,833.2

Operating Income (loss):
Consumer Products	$54.7	$45.0	$(100.7)
Pet Products	153.5	155.8	128.6
Soup and Infant Feeding Products	57.1	71.8	75.2
Corporate (1)	(14.5)	(11.9)	(127.8)

Total Company	$250.8	$260.7	$(24.7)

(1)	Corporate represents restructuring items and general and administrative expenses not directly attributable to operating segments.

On a consolidated basis, sales to one customer, Wal-Mart Stores, Inc. (“Wal-Mart”), represented approximately 24% of sales for fiscal 2003. Wal-Mart is also the most significant customer to each of our segments, with sales representing in excess of 10% of sales in each of the Consumer Products, Pet Products and Soup and Infant Feeding Products segments. The Kroger Company is also a significant customer to our Soup and Infant Feeding Products segment, representing approximately 10% of the segment’s sales.

Revenues from foreign countries

The following table presents foreign and export sales by geographic region:

	Fiscal Year
	2003	2002	2001
Canada	$71.2	$72.9	$70.6
South America	14.4	5.4	13.6
Asia	11.4	2.4	4.1
Mexico, Central America, the Caribbean and other countries	4.6	2.5	5.7

Net sales—foreign and export	101.6	83.2	94.0

Net sales—United States	2,069.5	1,733.8	1,739.2

Total net sales	$2,171.1	$1,817.0	$1,833.2

The Company sells products to Canada either through a broker or our direct sales force. Sales to South America relate to sales to U.S. exporters for distribution in South America, as well as sales from local operations in South America. In addition, the Company sells its products to U.S. exporters for distribution in Asia, to Asian-based distributors, licensees and Del Monte Philippines, an unaffiliated company. Sales to Mexico, Central America, the Caribbean and other countries are made to licensees and U.S. exporters.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 17.    Financial Information for Subsidiary Issuer and Guarantor and Non-Guarantor Subsidiaries

In December 2002, DMC issued $450.0 of 8.625% Senior Subordinated Notes Due 2012, which were fully and unconditionally guaranteed, jointly and severally, on a subordinated basis by DMFC, and on a senior subordinated basis by all material direct and indirect U.S. subsidiaries of DMC, as defined in the indenture governing the Notes. The issuer and subsidiary guarantors are 100% owned by Del Monte. The Company’ credit agreements generally limit the ability of DMC to make cash payments to the parent company, limiting Del Monte’s ability to pay cash dividends. Presented below are Consolidating Balance Sheets as of April 27, 2003 and May 1, 2002 and Consolidating Statements of Income and Cash Flows for the fiscal years ended April 27, 2003, May 1, 2002 and May 2, 2001 of Del Monte Foods Company (Parent Company), Del Monte Corporation (Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-guarantors):

CONSOLIDATING BALANCE SHEET

APRIL 27, 2003

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$39.3	$0.4	$3.0	$—	$42.7
Trade accounts receivable, net of allowance	—	208.3	0.9	13.3	(0.1)	222.4
Inventories	—	740.1	18.1	29.9	(15.0)	773.1
Deferred tax assets	—	16.4	—	—	—	16.4
Prepaid expenses and other current assets	—	62.8	20.7	4.4	(3.1)	84.8

TOTAL CURRENT ASSETS	—	1,066.9	40.1	50.6	(18.2)	1,139.4

Property, plant and equipment, net	—	791.2	63.2	19.8	(0.7)	873.5
Intangible assets, net	—	1,399.3	—	66.4	(9.4)	1,456.3
Other assets, net	949.6	441.2	167.1	0.3	(1,482.5)	75.7

TOTAL ASSETS	$949.6	$3,698.6	$270.4	$137.1	$(1,510.8)	$3,544.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$0.2	$396.1	$6.8	$33.0	$(3.7)	$432.4
Short-term borrowings	—	—	—	0.6	—	0.6
Current portion of long-term debt	—	11.5	—	—	—	11.5

TOTAL CURRENT LIABILITIES	0.2	407.6	6.8	33.6	(3.7)	444.5
Long-term debt	—	1,635.3	—	—	—	1,635.3
Deferred tax liabilities	—	203.1	0.6	0.5	(1.5)	202.7
Other non-current liabilities	—	503.0	—	0.1	(190.1)	313.0

TOTAL LIABILITIES	0.2	2,749.0	7.4	34.2	(195.3)	2,595.5

Stockholders’ equity:
Common stock	2.1	—	0.1	78.1	(78.2)	2.1
Notes receivable from stockholders	(0.4)	—	—	—	—	(0.4)
Additional paid-in capital	937.0	938.4	179.9	12.0	(1,130.3)	937.0
Accumulated other comprehensive income (loss)	(9.6)	(9.6)	—	4.2	5.4	(9.6)
Retained earnings	20.3	20.8	83.0	8.6	(112.4)	20.3

TOTAL STOCKHOLDERS’ EQUITY	949.4	949.6	263.0	102.9	(1,315.5)	949.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949.6	$3,698.6	$270.4	$137.1	$(1,510.8)	$3,544.9

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

CONSOLIDATING BALANCE SHEET

May 1, 2002

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$0.5	$—	$—	$—	$0.5
Trade accounts receivable, net of allowance	—	187.1	0.4	8.4	(0.3)	195.6
Inventories	—	286.1	19.7	35.8	(11.0)	330.6
Deferred tax assets	—	5.1	—	—	—	5.1
Prepaid expenses and other current assets	—	56.1	(12.6)	(12.6)	16.0	46.9

TOTAL CURRENT ASSETS	—	534.9	7.5	31.6	4.7	578.7

Property, plant and equipment, net	—	255.5	65.7	15.9	—	337.1
Intangible assets, net	—	833.7	—	53.1	—	886.8
Other assets, net	—	262.3	—	0.4	(230.0)	32.7

TOTAL ASSETS	$—	$1,886.4	$73.2	$101.0	$(225.3)	$1,835.3

LIABILITIES, PARENT COMPANY’S INVESTMENT AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$—	$158.0	$7.7	$14.7	$(73.5)	$106.9
Short-term borrowings	—	—	—	—	—	—
Current portion of long-term debt	—	—	—	—	—	—

TOTAL CURRENT LIABILITIES	—	158.0	7.7	14.7	(73.5)	106.9

Long-term debt	—	—	—	—	—	—
Deferred tax liabilities	—	113.1	—	—	—	113.1
Other non-current liabilities	—	22.7	—	—	—	22.7

TOTAL LIABILITIES	—	293.8	7.7	14.7	(73.5)	242.7

Parent company’s investment	—	1592.6	65.5	86.3	(151.8)	1,592.6

Stockholders’ equity:
Common stock	—	—	—	—	—	—
Notes receivable from stockholders	—	—	—	—	—	—
Additional paid-in capital	—	—	—	—	—	—
Accumulated other comprehensive income	—	—	—	—	—	—
Retained earnings	—	—	—	—	—	—

TOTAL STOCKHOLDERS’ EQUITY	—	—	—	—	—	—

TOTAL LIABILITIES, PARENT COMPANY’S INVESTMENT AND STOCKHOLDERS’ EQUITY	$—	$1,886.4	$73.2	$101.1	$(225.3)	$1,835.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

CONSOLIDATING STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED APRIL 27, 2003

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
Net sales	$—	$2,094.5	$306.1	$199.5	$(429.0)	$2,171.1
Cost of products sold	—	1,588.1	257.1	170.3	(430.1)	1,585.4
Selling, general and administrative expense	0.5	310.8	1.0	15.0	7.6	334.9

OPERATING INCOME (LOSS)	(0.5)	195.6	48.0	14.2	(6.5)	250.8
Interest expense (income)	—	46.4	(1.1)	—	—	45.3
Other expense	—	4.2	—	0.2	—	4.4

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	(0.5)	145.0	49.1	14.0	(6.5)	201.1
Provision (Benefit) for income taxes	—	62.0	5.5	3.0	(2.9)	67.6
Equity in undistributed earnings of subsidiaries	134.0	51.0	—	—	(185.0)	—

NET INCOME	$133.5	$134.0	$43.6	$11.0	$(188.6)	$133.5

CONSOLIDATING STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED MAY 1, 2002

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
Net sales	$—	$1,718.8	$293.6	$178.9	$(374.3)	$1,817.0
Cost of products sold	—	1,250.3	256.9	149.3	(360.8)	1,295.7
Selling, general and administrative expense	—	242.5	1.0	17.1	—	260.6

OPERATING INCOME	—	226.0	35.7	12.5	(13.5)	260.7
Other expense (income)	—	(14.1)	—	7.2	5.7	(1.2)

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	—	240.1	35.7	5.3	(19.2)	261.9
Provision (Benefit) for income taxes	—	79.4	3.8	(0.1)	(1.2)	81.9
Equity in undistributed earnings of subsidiaries	—	19.3	—	—	(19.3)	—

NET INCOME	$—	$180.0	$31.9	$5.4	$(37.3)	$180.0

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

CONSOLIDATING STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED MAY 2, 2001

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
Net sales	$—	$1,763.7	$213.1	$314.6	$(458.2)	$1,833.2
Cost of products sold	—	1,534.6	183.4	278.6	(469.5)	1,527.1
Selling, general and administrative expense	—	350.0	3.6	20.3	(43.1)	330.8

OPERATING INCOME	—	(120.9)	26.1	15.7	54.4	(24.7)
Other expense (income)	—	(113.1)	(9.1)	49.4	77.4	4.6

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	—	(7.8)	35.2	(33.7)	(23.0)	(29.3)
Provision (Benefit) for income taxes	—	4.1	5.0	(10.1)	7.9	6.9
Equity in undistributed earnings of subsidiaries	—	(24.3)	—	—	24.3	—

NET INCOME (LOSS)	$—	$(36.2)	$30.2	$(23.6)	$(6.6)	$(36.2)

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED APRIL 27, 2003

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
OPERATING ACTIVITIES:
Net income	$133.5	$134.0	$43.6	$11.0	$(188.6)	$133.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities and changes in operating assets and liabilities	(133.5)	342.0	(28.3)	(13.2)	195.2	362.2

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	476.0	15.3	(2.2)	6.6	495.7

INVESTING ACTIVITIES:
Capital expenditures	—	(190.8)	(5.0)	(1.4)	—	(197.2)
Net proceeds from sale or disposal of assets	—	2.0	—	—	—	2.0
Net cash acquired in Merger	—	7.0	—	—	—	7.0
Dividends from subsidiaries	—	9.9	—	—	(9.9)	—
Other items, net	—	13.3	—	—	—	13.3

NET CASH USED IN INVESTING ACTIVITIES	—	(158.6)	(5.0)	(1.4)	(9.9)	(174.9)

FINANCING ACTIVITIES:
Net parent settlements	—	(141.4)	—	—	—	(141.4)
Proceeds from short-term borrowings	—	121.7	—	—	—	121.7
Payments on short-term borrowings	—	(203.2)	—	—	—	(203.2)
Proceeds from long-term debt	—	1,095.0	—	—	—	1,095.0
Principal payments on long-term debt	—	(356.5)	—	—	—	(356.5)
Deferred debt issuance costs	—	(36.0)	—	—	—	(36.0)
Payments for prepayment premium	—	(0.8)	—	—	—	(0.8)
Return of capital to Heinz	—	(770.0)	—	—	—	(770.0)
Dividends paid	—	—	(9.9)	—	9.9	—
Other items, net	—	6.0	—	—	—	6.0

NET CASH USED IN FINANCING ACTIVITIES	—	(285.2)	(9.9)	—	9.9	(285.2)

Effect of exchange rate changes on cash and cash equivalents	—	6.6	—	6.6	(6.6)	6.6
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	38.8	0.4	3.0	—	42.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$—	$0.5	$—	$—	$—	$0.5

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$39.3	$0.4	$3.0	$—	$42.7

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED MAY 1, 2002

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
OPERATING ACTIVITIES:
Net income	$—	$180.0	$31.9	$5.4	$(37.3)	$180.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities and changes in operating assets and liabilities	—	(30.1)	12.9	(3.6)	39.2	18.4

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	—	149.9	44.8	1.8	1.9	198.4

INVESTING ACTIVITIES:
Capital expenditures	—	(12.8)	(5.2)	(1.5)	—	(19.5)
Net proceeds from sale or disposal of assets	—	1.0	—	0.4	—	1.4
Dividends from subsidiaries		43.4	—	—	(43.4)	—
Other items, net	—	(2.1)	—	—	—	(2.1)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	—	29.5	(5.2)	(1.1)	(43.4)	(20.2)

FINANCING ACTIVITIES:
Net parent settlements	—	(180.8)	—	—	—	(180.8)
Dividends paid	—	—	(40.0)	(3.4)	43.4	—

NET CASH USED IN FINANCING ACTIVITIES	—	(180.8)	(40.0)	(3.4)	43.4	(180.8)

Effect of exchange rate changes on cash and cash equivalents	—	1.9	—	1.9	(1.9)	1.9
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	0.5	(0.4)	(0.8)	—	(0.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$—	$—	$0.4	$0.8	$—	$1.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$0.5	$—	$—	$—	$0.5

CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED MAY 2, 2001

	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-guarantors	Consolidating Entries	Consolidated Total
OPERATING ACTIVITIES:
Net income	$—	$(36.2)	$30.2	$(23.6)	$(6.6)	$(36.2)
Adjustments to reconcile net income to net cash provided by operating activities and changes in operating assets and liabilities	—	237.9	41.6	30.6	6.9	317.0

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	201.7	71.8	7.0	0.3	280.8

INVESTING ACTIVITIES:
Capital expenditures	—	(41.5)	(5.7)	(5.1)	—	(52.3)
Net proceeds from sale or disposal of assets	—	78.7	—	0.2	—	78.9
Proceeds from divestitures		41.5	25.0	20.0	—	86.5
Dividends from subsidiaries		113.0	—	—	(113.0)	—
Other items, net	—	(5.4)	—	—	—	(5.4)

NET CASH PROVIDED BY INVESTING ACTIVITIES	—	186.3	19.3	15.1	(113.0)	107.7

FINANCING ACTIVITIES:
Net parent settlements	—	(388.2)	—	—	—	(388.2)
Dividends paid	—	—	(90.7)	(22.3)	113.0	—

NET CASH USED IN FINANCING ACTIVITIES	—	(388.2)	(90.7)	(22.3)	113.0	(388.2)

Effect of exchange rate changes on cash and cash equivalents	—	0.3	—	0.3	(0.3)	0.3
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	0.1	0.4	0.1	—	0.6
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$—	$(0.1)	$—	$0.7	$—	$0.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—	$0.4	$0.8	$—	$1.2

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April 27, 2003

(In millions, except share and per share data)

Note 18.    Quarterly Results of Operations (unaudited)

	First	Second	Third	Fourth
2003 (2)
Net sales	$364.3	$471.7	$559.1	$776.0
Operating income	47.5	76.7	61.0	65.6
Net income	33.2	52.4	24.4	23.5
Per share data: (1)
Basic earnings per share	$0.21	$0.33	$0.13	$0.11
Diluted earnings per share	$0.21	$0.33	$0.13	$0.11
2002 (2)
Net sales	$401.8	$479.1	$437.8	$498.3
Operating income	61.9	68.1	69.4	61.3
Net income	40.8	46.0	45.7	47.5
Per share data: (1)
Basic earnings per share	$0.26	$0.29	$0.29	$0.30
Diluted earnings per share	$0.26	$0.29	$0.29	$0.30

(1)	Earnings per share were computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(2)	The third and fourth quarter of fiscal 2003 reflect the post-Merger operations of the combined Company since December 20, 2002, while all previous quarters reflect only the operations of the Acquired Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2003

DEL MONTE FOODS COMPANY

By:	/s/ RICHARD L. FRENCH
Richard L. French Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of KPMG LLP.

23.2	Consent of PricewaterhouseCoopers LLP.